AMENDED AND RESTATED PROMISSORY NOTE

$1,037,727.08	Savannah, Georgia
December 31, 2010

This Amended and Restated Promissory Note (this "Promissory Note") is made and entered into as of the 31st day of December 2010 by MIT HOLDING, INC., a Delaware corporation ("Maker"), in favor of GLOBANK CORP., a Nevada corporation ("Holder"), and amends and restates that certain Promissory Note dated July 29, 2008 made by Maker in favor of Holder in the original principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the "Original Note").

FOR VALUE RECEIVED, Maker promises to pay to the order of Holder, at P.O. Box 4534, Lancaster, California 93539, or at such other address as Holder may designate from time to time hereafter, the principal sum of One Million Thirty-Seven Thousand Seven Hundred Twenty-Seven and Eight Hundredths Dollars ($1,037,727.08), plus interest at a rate of Fourteen and Nine-Tenths Percent (14.9%) per annum, in lawful money of the United States of America.

1.           Termination of Original Note.  Upon execution of this Promissory Note, the Original Note shall be marked cancelled and returned by Holder to Maker and shall be of no further force or effect; provided, however, this Promissory Note is an amendment to the Original Note and is not intended as a novation thereof or of the debt evidenced thereby.

2.           Payment of Principal and Interest.  Principal and interest due hereunder shall be payable as follows:

(a)           Thirty five (35) monthly payments of One Thousand Dollars ($1000.00) principal together with accrued interest in accordance with the attached amortization schedule beginning February 1, 2011, and continuing on the first day of each calendar month thereafter until December 1, 2013; and

(b)           A balloon payment of all unpaid principal and accrued but unpaid interest due under this Promissory Note shall be payable on January 1, 2014 (the "Due Date").

Upon receipt of each monthly installment, Holder shall apply all amounts received first to accrued but unpaid interest and the remainder to principal.

3.           Method of Payment.  Maker shall pay each monthly installment to Holder by automatic bank draft to an account designated by Holder.  Maker shall execute any and all documents necessary to authorize such bank draft and payment.

4.           Late Fees.  If Maker pays a monthly installment to Holder after the third (3rd) business day of the month when the payment is due, Maker will pay Holder a ten percent (10%) late fee.

5.           Pre-payment.  Maker shall have the right to pay all or any portion of this Note at any time before the Due Date, without penalty or interest.

6.           Event of Default.  The failure to pay any installment of principal or interest when due, or a default under any other obligation from Maker to Holder, shall be an "Event of Default" hereunder.

7.           Remedies.  Upon the occurrence of an Event of Default, Holder hereof may, at its option, do any one or more of the following:

(a)           Declare the entire balance of principal, together with all accrued interest, immediately due and payable.

(b)           Exercise any other remedy available at law or in equity.

All such remedies are cumulative, and may be exercised concurrently or separately.  The exercise of any or all of the above remedies notwithstanding, Maker shall be and shall remain liable for the full performance of all of its duties and obligations under this Promissory Note and for any and all amounts due and owing to Holder hereunder.

8.           Non-Waiver.  No delay or failure on the part of Holder in the exercise of any right or remedy hereunder shall operate as a waiver thereof nor as an acquiescence in any Event of Default, nor shall any simple or partial exercise by Holder of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

9.           Venue, Jurisdiction and Choice of Law.  Venue for any and all legal proceedings in connection with this Promissory Note shall be in Savannah, Georgia.  For purposes of any and all legal proceedings in connection with this Promissory Note, Maker hereby acknowledges that all federal and state courts in Savannah, Georgia, may exercise personal jurisdiction over Maker, and Maker hereby submits, consents and waives any objection to personal jurisdiction in all state and federal courts in Savannah, Georgia.  This Promissory Note shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

10.         Attorneys' Fees.  Maker promises to pay all costs and expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Promissory Note, whether or not suit is filed.

11.         Severability.  Wherever possible each provision of this Promissory Note shall be interpreted in such manner as to be effective and valid, but if any provision hereof shall be prohibited by law or be otherwise invalid, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Promissory Note.

12.         Assignment.  Holder may assign or transfer this Promissory Note, in whole or in part, at any time and from time to time prior to the payment by Maker of all of its obligations hereunder.  In order to effect any such assignment, Holder shall give Maker written notice of the name and address of such assignee.

13.         Headings.  The headings and titles used in this Promissory Note are intended solely for identification and not for any substantive purpose, and no heading or title shall in any way limit or extend the provisions hereof.

IN WITNESS WHEREOF, Maker has duly executed and delivered this Amended and Restated Promissory Note the day and year first above written.

MAKER:

MIT HOLDING, INC

By:
Name:
Title: